Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements (Nos. 333-45182, 333-54870, 333-63000, 333-72322, 333-85230, 333-85238, 333-103395, 333-116726, 333-121000, 333-129282, 333-137301, 333-147406, 333-159291, 333-164881, 333-172117, 333-188490 and 333-210982) on Form S-8 and (No. 333-179574, 333-200187, 333-215090 and 333-217497) on Form S-3 of Lantronix, Inc. of our report dated March 16, 2018, relating to our audit of the financial statements of the Lantronix, Inc. 2013 Employee Stock Purchase Plan which appears in this Annual Report on Form 11-K of Lantronix, Inc. 2013 Employee Stock Purchase Plan for the year ended December 31, 2017.

/s/ Squar Milner LLP

Newport Beach, California

March 16, 2018